As filed with the Securities and Exchange Commission on May 3, 2005

Registration No. 333-84169

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PEOPLES FINANCIAL SERVICES CORP.
(Exact Name of Registrant as Specified in its Charter)

Pennsylvania       23-2391852
(State of Incorporation)      (I.R.S. Employer Identification No.)

50 Main Street
Hallstead, Pennsylvania 18822
(570) 879-2175
(Address and Telephone Number of Principal Executive Offices)

Copies to:
John W. Ord President and Chief Executive Officer Peoples Financial Services Corp. 50 Main Street Hallstead, Pennsylvania 18822 (570) 879-2175 (Name, Address and Telephone Number of Agent for Service)	Charles J. Ferry, Esquire Rhoads & Sinon LLP One South Market Square P.O. Box 1146 Harrisburg, PA 17108 (717) 233-5731

Approximate date of commencement of proposed sale to the public: As soon as practicable on or after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. X

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. _

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _

If delivery for the prospectus is expected to be made pursuant to Rule 434, please check the following box. _

546360.1

PROSPECTUS

PEOPLES FINANCIAL SERVICES CORP.
___________________________

SHAREHOLDER AUTOMATIC DIVIDEND REINVESTMENT AND
STOCK PURCHASE PLAN
___________________________

100,000 Shares
___________________________

Peoples Financial Services Corp. is offering to holders of its common stock the opportunity to automatically reinvest dividends for the purchase of shares of Peoples common stock under this Dividend Reinvestment and Stock Purchase Plan. Peoples may also from time to time authorize the purchase of additional shares of Peoples common stock through voluntary cash payments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of the prospectus. Any representation to the contrary is a criminal offense.

These securities are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any governmental agency.

This Prospectus is dated May 3, 2005.

SHAREHOLDER AUTOMATIC DIVIDEND REINVESTMENT AND
STOCK PURCHASE PLAN

The following, in a question and answer format, is the Peoples' Shareholder Automatic Dividend Reinvestment and Stock Purchase Plan. Those holders of common stock who do not participate in the Plan will continue to receive cash dividend payments by check, if and when dividends are declared.

Purpose

1. What is the purpose of the Plan?

The purpose of the Plan is to provide holders of Peoples common stock with an attractive and convenient method of investing cash dividends and, from time to time as the Board of Directors of Peoples may in its discretion determine, voluntary cash payments, in additional shares of common stock. To the extent the shares are purchased directly from Peoples, Peoples will receive additional funds to be used for general corporate purposes (see "Use of Proceeds").

Advantages

2. What are the advantages of the Plan?

- Participants may reinvest dividends to purchase additional shares of common stock without brokerage commissions or other charges (see No. 13 below).

- Participants will receive a detailed statement of account transactions (see No. 17 below).

- Participants may, from time to time, as the Board of Directors of Peoples may in its sole discretion determine, purchase additional shares of common stock with voluntary cash payments (see No. 9 below).

Administration

3. Who administers the Plan for Participants?

American Stock Transfer & Trust Company will administer the Plan as agent (the "Agent") for Participants, and in such capacity send statements of account to Participants and perform other duties relating to the Plan. All correspondence relating to the Plan should include your account number and should be directed to:

American Stock Transfer & Trust Company
Dividend Reinvestment Department
Wall Street Station
PO Box 922
New York, New York 10005

Telephone requests may be directed to the Agent at 1-877-739-9996.

Participation

4. Who is eligible to participate?

All record holders of common stock are eligible to participate in the Plan. If you hold your shares in your own name, you may participate in the Plan. If you are a beneficial owner whose shares are registered in any name other than your own (e.g., in a broker's "street name" or in the name of a bank nominee), you must either make appropriate arrangements for your broker or nominee to participate in the Plan on your behalf or you must become a shareholder of record by having those shares with respect to which you wish to participate transferred into your own name.

Shareholders residing in certain states may be ineligible to participate in the Plan if Peoples, in its sole discretion, determines that registering the Plan in such states is onerous.

5. How does an eligible shareholder become a Participant?

An eligible shareholder who is the record holder of common stock may join the Plan at any time by completing and signing the authorization form ("Authorization Form") included with this Prospectus and returning it to the Agent. A return envelope is provided for that purpose. An eligible beneficial owner whose shares of common stock are registered in the name of a broker or bank nominee must make arrangements to have such broker or bank nominee participate on his or her behalf. You may also enroll on line at www.amstock.com. You need your AST 10-digit account number and your social security number to gain access to your account.

Authorization Forms for new Participants must be received prior to a dividend record date for eligible shareholders to reinvest the related dividend.

6. Does a shareholder have to authorize dividend reinvestment on a minimum number of shares?

No. An eligible shareholder can authorize the reinvestment of dividends on any number of shares of common stock.

7. May a Participant change the number of shares subject to the Plan?

Yes. If a Participant wishes to change the number of shares of common stock subject to the Plan, the Participant must notify the Agent to that effect. Any such notification received after a dividend record date will not be effective until dividends paid for such record date have been reinvested and the shares credited to the Participant's account.

Purchases

8. What is the source for shares of common stock purchased under the Plan?

Plan shares will be purchased, at Peoples' discretion, either directly from Peoples or on the open market, or by a combination of the foregoing. Shares purchased from Peoples will be authorized, but unissued shares of common stock or common stock held in treasury.

9. When and how will shares of common stock be purchased under the Plan?

In the event the Agent purchases shares of common stock from Peoples, dividends will be reinvested on the dividend payment date. In the event the Agent purchases shares of common stock on the open market, dividends will be reinvested at such times as the Agent may determine within thirty (30) days after the dividend payment date or such later date as may be necessary or advisable under any applicable securities or other laws.

Voluntary cash payments received by the Agent no later than the third business day prior to the 15th of the month will be applied to the purchase of common stock on the 15th of the month or with the dividend in the months a dividend is paid at a price determined in accordance with the provisions of the Plan. Any voluntary cash payment received after the third business day prior to the 15th of the month, will be applied to the purchase of common stock on the next available investment date. No interest will be paid on voluntary cash payments. You may choose to have your optional cash payment automatically deducted from either your checking or savings account each month. If you enroll into the direct deposit plan, AST will deduct your optional cash payment on the 10th of each month to be invested on the 15th of each month or when a dividend is paid. There is a minimum of $100 and a maximum of $850 per month. Checks returned unpaid will result in the shares that were purchased being sold. If the sale of the shares purchased is not sufficient to satisfy the returned check amount, additional shares will be sold from your account. In addition, there is a $25 fee for checks that are returned which will also be subject to a sale of shares from your account.

10. At what price will shares of common stock be purchased under the Plan?

The price of shares of common stock purchased with reinvested cash dividends and voluntary cash payments, if any, will be the market price of the common stock. For shares acquired directly from Peoples, the market price of the common stock for purposes of this Plan is the average of the mean between the closing bid and asked quotations for a share of common stock on the dividend payment date or optional cash investment date as reported by securities brokers or dealers then making a market in shares of common stock. For shares acquired in the open market, the market price of the common stock is the weighted average of the price actually paid for such shares purchased by the Agent.

11. How many shares of common stock will be purchased for Participants?

The number of shares that will be purchased for each Participant will depend on the amount of dividends to be reinvested and the amount of voluntary cash payments, if any, in a Participant's account and the applicable purchase price of the common stock (see No. 10 above). Each Participant's account will be credited with that number of shares, including any fractional interest computed to three decimal places, equal to the total amount to be invested divided by the applicable purchase price as described in the response to Question No. 10 above.

12. Will dividends on shares held in a Participant's account be used to purchase additional shares under the Plan?

Yes. All dividends on shares held in a Participant's account will be automatically reinvested in additional shares of common stock.

13. Are there any expenses to Participants in connection with purchases under the Plan?

No. Participants will incur no brokerage commissions or other charges for purchases made under the Plan.

Voluntary Cash Payments

14. Who will be eligible to make voluntary cash payments?

The Board of Directors may from time to time authorize the purchase of shares of common stock with voluntary cash payments.

As of July 12, 2002, holders of common stock who elect to have dividends reinvested in accordance with provisions of the Plan may elect to purchase additional shares of common stock through voluntary cash payments. Participants may purchase shares of common stock with voluntary cash payments under the Plan on a monthly basis as described in Question No. 9 and Question No. 15.

15. Will there be any limitations on voluntary cash payments?

Holders of common stock who elect to make voluntary cash payments for the purchase of additional shares of common stock will be limited in the amount of such payment in any calendar month. Each monthly cash payment must be in an amount of at least $100 and cannot exceed $850. Voluntary cash payments must be made in U.S. currency and drawn on a US bank. Peoples reserves the right in its sole discretion to determine whether voluntary cash payments are made on behalf of a particular Participant.

16. How will the voluntary cash payment option work?

In the event that the Board of Directors at any time authorizes the purchase of shares of common stock with voluntary cash payments, a voluntary cash payment may be made by forwarding a check or money order to the Agent with a payment form which will be provided to Participants. Checks and money orders should include the Participant's account number. You may also make Optional Cash Payment Investments on line at www.amstock.com. The investment will be applied to the purchase of shares on the next available investment date.

Any voluntary cash payment received after the third business day prior to an investment date (see No. 9 above) will be applied to the purchase of shares of common stock on the next following investment date at a price determined in accordance with provisions of the Plan (see Nos. 10 and 11 above).

Reports to Participants

17. What kind of reports will be sent to Participants in the Plan?

A statement of account transactions will be mailed to each Participant within approximately ten (10) days after the dividend payment date or the date a voluntary cash contribution is invested, as the case may be (see No. 9 above). These statements will provide a record of cost information and should be retained for tax purposes. Each Participant will also receive copies of Peoples' annual and quarterly reports to shareholders, proxy statements and information for income tax reporting purposes.

Share Certificates

18. Will certificates be issued for shares of common stock purchased under the Plan?

Unless requested by a Participant, certificates for shares of common stock purchased under the Plan will not be issued. The number of shares credited to a Participant's account under the Plan will be shown on his statement of account. This safekeeping feature protects against loss, theft or destruction of stock certificates. Certificates will be issued for shares withdrawn from the Plan (see No. 20 below).

19. In whose name will certificates be registered when issued to Participants?

All shares of common stock purchased by the Agent pursuant to the Plan, including any fractions of a whole share, will be registered in the name of the Agent or its nominee as agent for each Participant. Shares of common stock purchased by the Agent on behalf of each Participant will be credited to such Participant's account on the books and records of the Plan, which books and records will be maintained at all times by the Agent.

Withdrawal of Shares in Plan Accounts

20. How may a Participant withdraw shares purchased under the Plan?

A Participant may withdraw from the Plan in whole or in part at any time by giving the Agent notice thereof, but any such notice received by the Agent later than three (3) days prior to a dividend payment date will result in the dividends being paid out in cash and not reinvested. However, if your request is received less than three (3) days prior to a dividend payment date, dividends will be reinvested and all subsequent dividends will be paid in cash. Upon withdrawal, certificates for the number of whole shares specified in the Participant's notice and credited to a Participant's account under the Plan will be issued to such Participant and, in the event of a total or partial withdrawal, a cash payment will be made for any fraction of a whole share credited to such Participant's account (based upon the market price per share of the common stock on the date the withdrawal request is received, or the last prior trading day). A Participant who withdraws from participation in the Plan shall again have the right to participate in the Plan, provided such Participant meets the eligibility requirements of the Plan and makes the designation and authorization required by the Plan (see Nos. 4 and 5 above).

If a Participant disposes of less than all the shares registered in such Participant's name that are enrolled in the Plan, the Agent will, until otherwise notified, continue to reinvest the dividends on the shares of common stock still held in such Participant's account.

Federal Tax Information

21. What are the federal income tax consequences of participation in the Plan?

 Reinvestment Dividends. In the case of reinvested dividends, when shares are acquired for a Participant's account directly from Peoples, the Participant must include in gross income a dividend equal to the number of shares purchased with reinvested dividends multiplied by the fair market value of the common stock on the relevant dividend payment date. The Participant's basis in such shares will also equal the fair market value of the shares on the relevant dividend payment date.

Alternatively, when shares are purchased for a Participant's account on the open market with reinvested dividends, a Participant must include in gross income a dividend equal to the actual price of the shares plus that portion of any brokerage commissions paid by Peoples which are attributable to the purchase of the Participant's shares. The Participant's basis in shares held for his or her account will be equal to the purchase price for the shares plus allocable brokerage commissions.

 Voluntary Cash Payments. In the case of shares purchased on the open market with voluntary cash payments, Participants will be in receipt of a dividend to the extent of any brokerage commissions paid by Peoples. A Participant's basis in shares acquired with optional cash payments will be equal to the cost of the shares plus an allocable share of any brokerage commissions.

 Additional Information. The holding period for shares acquired pursuant to the Plan will begin the day after the date the shares are acquired. In the case of any shareholder as to whom federal income tax withholding on dividends is required and in the case of a foreign shareholder whose taxable income under the Plan is subject to federal income tax withholding, Peoples will reinvest dividends net of the required amount of tax withheld.

Participants should consult their own tax advisors as to the tax consequences of account transactions. Certain tax information will be provided to Participants by Peoples (see No. 17 above).

Other Information

22. What happens if Peoples declares a stock dividend, effects a stock split or has a rights offering with respect to common stock?

Any shares resulting from a stock dividend or stock split with respect to the common stock (whole shares and any fractional interest) in a Participant's account will be credited to such account. The basis for any rights offering will include the shares of common stock and any fractional interest credited to a Participant's account.

 Transaction processing may either be curtailed or suspended until the completion of any stock dividend, stock split, or corporate action.

23. How will the shares credited to a Participant's account be voted at a meeting of the shareholders?

If on a record date for a meeting of shareholders there are shares credited to a Participant's account under the Plan, such Participant will be sent proxy materials for such meeting. A Participant will be entitled to one vote for each share of common stock credited to the Participant's account. The Participant may vote by proxy or in person at any such meeting.

24. What is the responsibility of the Agent?

The Agent receives the Participants' dividend payments and voluntary cash payments, invests such amounts in additional shares of common stock, maintains continuing records of each Participant's account, and advises Participants as to all transactions in and the status of their accounts. The Agent acts in the capacity of agent for the Participants.

All notices from the Agent to a Participant will be addressed to the Participant at his last address of record with the Agent. The mailing of a notice to a Participant's last address of record will satisfy the Agent's duty of giving notice to such Participant. Therefore, Participants must promptly notify the Agent of any change of address.

Neither the Agent, nor PFSC, in administering the Plan, will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim for liability arising out of failure to terminate a Participant's account upon such Participant's death prior to receipt of notice in writing of such death or modifying, suspending or terminating participation by a shareholder who Peoples determines is using the Plan for purposes inconsistent with the intended purposes of the Plan. Neither the Agent nor Peoples shall have any duties, responsibilities or liabilities except such as are expressly set forth in the Plan.

All transactions in connection with the Plan shall be governed by the laws of the Commonwealth of Pennsylvania.

25. May the Plan be modified or discontinued?

Peoples reserves the right to suspend or terminate the Plan at any time. It also reserves the right to make modifications to the Plan. Participants will receive prior notice of any such suspension, termination or modification. In addition, Peoples and the Agent may adopt reasonable procedures for the administration of the Plan.

26. May a Participant pledge shares purchased under the Plan?

No. A Participant who wishes to pledge shares credited to his account must request the withdrawal of such shares in accordance with the procedures outlined in response to Question No. 20 above.

USE OF PROCEEDS

The proceeds from the sale of common stock offered pursuant to the Plan will be used for general corporate purposes, including, without limitation, investments in and advances to Peoples' banking subsidiary.

DESCRIPTION OF PEOPLES' COMMON STOCK

The following is a summary of the material provisions of Peoples' Articles of Incorporation and Bylaws relating to the common stock and certain provisions of Pennsylvania law.

General

Peoples is authorized to issue 12,500,000 shares of common stock, $2.00 par value. As of December 31, 2004, 3,341,251 shares of common stock were issued and 3,155,801 shares of common stock were outstanding.

Common Stock

Voting Rights

Each share of the common stock will have the same relative rights and will be identical in all respects with every other share of the common stock. The holders of the common stock will possess exclusive voting rights in Peoples. Each holder of shares of the common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of holders of shares of the common stock. Holders of common stock will not be entitled to cumulate their votes for election of directors.

Dividends

Peoples may, from time to time, declare dividends to the holders of common stock, who will be entitled to share equally in any such dividends.

Liquidation

In the event of liquidation, dissolution or winding-up of Peoples, whether voluntary or involuntary, holders of Peoples' common stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after payment of any liquidation preferences of any outstanding preferred stock.

Other Characteristics

Holders of the common stock will not have preemptive rights with respect to any additional shares of common stock that may be issued. The common stock is not subject to call for redemption, and the outstanding shares of common stock, when issued and upon receipt by Peoples of the full purchase price therefor, will be fully paid and non-assessable.

Provisions That Could Discourage Hostile Acquisitions of Control

Peoples' Articles of Incorporation provide that any merger, consolidation, sale of assets or similar transaction involving Peoples and any other entity or person, and any liquidation or dissolution of Peoples, will require the affirmative vote of holders of at least 75% of Peoples' outstanding voting stock. Peoples' Articles provide, however, that any such transaction will require approval by the affirmative vote of holders of a majority of the outstanding voting stock of Peoples if such transaction is approved in advance by 66-2/3% of the Board of Directors of Peoples. Thus, if a transaction is approved by 66-2/3% of the Board, a majority vote of the shareholders is necessary to approve the transaction, but if the Board does not approve the transaction, a 75% shareholder approval requirement will apply.

Peoples' Bylaws vest the authority to make, alter, amend, or repeal the Bylaws of Peoples in the holders of 75% of Peoples' common stock or in the Board of Directors, acting by a majority vote except with respect to alteration, amendment or repeal of the By-law provision providing for a "classified" Board of Directors which would require the vote of at least 75% of the members of the Board of Directors. The right of the Board to make, alter, repeal or amend the Bylaws is always subject to the right of holders of at least 75% of Peoples' voting stock to change such action.

The Bylaws of Peoples provide for a "classified" Board of Directors of between five (5) and twenty-five (25) members, which number is fixed by the Board of Directors, divided into three classes, serving for terms of three years each. In the event of a Board vacancy, the Bylaws provide that the sole power to fill such vacancy is vested in Peoples' Board of Directors, and any such new director shall serve out the full term of the former director. The election of directors for staggered terms significantly extends the time required to make any change in control of Peoples' Board of Directors and may tend to discourage any surprise and hostile takeover bid for control of Peoples.

The staggered terms also have the effect of increasing the number of votes required to elect a director. Under Peoples' Bylaws, it will take at least two annual meetings for holders of a majority of Peoples' voting securities to make a change in control of Peoples' Board because only a minority (approximately one-third) of the directors will be elected at such meeting. In addition, because certain actions require more than majority approval of the Board, as described herein, it may take as many as three annual meetings for a controlling block of Peoples' shareholders to obtain complete control of the Board, and thereby of Peoples' management.

The Pennsylvania Business Corporation Law provides that the Articles of Incorporation of a Pennsylvania corporation (such as Peoples) may be amended by the affirmative vote of a majority of the votes cast at a meeting at which a quorum of shareholders is present, except as otherwise provided by such corporation's articles of incorporation. Peoples' Articles of Incorporation, however, provide that the provisions requiring a supermajority vote in the event of a proposed merger, sale of assets, liquidation or other similar transaction and the provision permitting the Board to consider non-economic factors in a tender or other acquisition offer for Peoples' securities can only be amended by an affirmative vote of holders of at least 75% of the outstanding voting stock of Peoples unless approved by the affirmative vote of 66-2/3% or more of the members of the Board of Directors in which case only majority shareholder approval is required.

The Pennsylvania BCL contains certain provisions applicable to Peoples that may have the effect of impeding a change in control of Peoples. These provision

- require that, following any acquisition by any person or group of 20% of a public corporation's voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from such person or group in an amount equal to the "fair value" of their shares, including an increment representing a proportion of any value payable for acquisition of control of the corporation;

- prohibit, for five years after an interested shareholder's acquisition date, a "business combination" (which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets having a minimum specified aggregate value or representing a minimum specified percentage earning power or net income of the corporation) with a shareholder or group of shareholders beneficially owning 20% or more of a public corporation's voting power;

- prevents a person or entity acquiring different levels of voting power (20%, 33 1/3% and 50%) from voting any shares in excess of the applicable threshold unless "disinterested shareholders"approve such voting rights; and

- requires any person or group that publicly announces that it may acquire control of the corporation, or that acquires or publicly discloses an intent to acquire 20% or more of the voting power of the corporation; to disgorge to the corporation any profits it receives from sales of the corporation's equity securities purchased over the prior 18 months.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provisions of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

The Bylaws of Peoples provide for (1) indemnification of directors, officers, employees and agents of Peoples and its subsidiaries and (2) the elimination of a director's liability for monetary damages, each to the fullest extent permitted by Pennsylvania law. Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a Bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. Peoples' shareholders approved Bylaw amendments adopting these provisions at the 1987 Annual Meeting of Shareholders.

LEGAL MATTERS

The validity of the shares offered hereby will be passed upon for Peoples by Rhoads & Sinon LLP, Harrisburg, Pennsylvania.

EXPERTS

The consolidated financial statements and management's assessment of internal control over financial reporting of Peoples Financial Services Corp. and subsidiary incorporated by reference in this prospectus have been audited by Beard Miller Company, LLP an independent registered public accounting firm, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authroity of said firm as experts in auditing and accounting.

WHERE YOU FIND MORE INFORMATION

Peoples is subject to the information requirements of the Securities Exchange Act of 1934 and files reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, proxy statements and other information. Peoples files at the Securities and Exchange Commission's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Securities and Exchange Commission's Regional Offices in New York (The Woolworth Building, 233 Broadway, New York, NY, 10279) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Peoples' Securities and Exchange commission filings are also available on the Securities and Exchange commission's Internet site at http://www.sec.gov.

Peoples has filed a registration statement to register under the Securities Act of 1933 the common stock offered by this prospectus. This prospectus does not contain all the information included in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission.

Some of the information that you may want to consider is not physically included in this prospectus, but rather is "incorporated by reference" to documents that have been filed by Peoples with the Securities and Exchange commission. The information filed Peoples (File No. 000-83263) that is incorporated by reference consists of:

-- Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

-- The description of Peoples' common stock contained in Peoples' Registration Statement on Form 10 filed with the Commission on March 4, 1998 and amended on June 3, 1998.

All documents subsequently filed by Peoples pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of common stock covered by this prospectus, are incorporated by reference into this prospectus and be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes or is contrary to the prior statement.

Peoples will provide without charge to each person to whom this prospectus is delivered, on the written or oral request of any such person, a copy of any or all documents incorporated herein by reference (other than exhibits to such documents). Requests should be directed to:

Peoples Financial Services Corp.
50 Main Street
Hallstead, Pennsylvania 18822
Attention: Investor Relations

Telephone requests may be directed to Peoples at (570) 879-2175.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

SEC Registration Fee    $  737
Legal Expenses                                        3,500
Printing Costs                                          1,500
Miscellaneous                                            500
Total      $6,237

Item 15. Indemnification of Directors

Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provisions of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director’s liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

The bylaws of Peoples provide for (1) indemnification of directors, officers, employees and agents of the registrant and its subsidiaries and (2) the elimination of a director’s liability for monetary damages, to the fullest extend permitted by Pennsylvania law.

Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by Peoples.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to the directors, officers and controlling persons of Peoples pursuant to the foregoing provisions, or otherwise, Peoples has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

Item 16. Exhibits

The following exhibits are included with this Registration statement:

          4.1 Articles of Incorporation of Peoples Financial Services Corp. (incorporated herein by reference to Exhibit 3.1 of the
        Registration  Statement on Form 10 of the Registrant filed on March 4, 1998).

          4.2 Bylaws of Peoples Financial Services Corp. (incorporated herein by reference to Exhibit 3.2 on form 10Q filed with the U.S.
        Securities and Exchange Commission on November 8, 2004.)

            5  Opinion of Rhoads & Sinon LLP re: legality of common stock being registered.

23.1 Consent of Rhoads & Sinon LLP (included at Exhibit 5 of this Registration Statement).

23.2 Consent of Beard Miller Company LLP.

        99.1 Letter to Shareholders

Item 17. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a) (3) of the Securities Act of 1933 (as amended, and together with the rules and regulations there under, the “Securities Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (as amended, and together with the rules and regulations there under, the “Securities Exchange Act”) that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act that is incorporated by reference in the Registration Statement) shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No.1 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hallstead, the Commonwealth of Pennsylvania, as of this 3rd day of May, 2005.

PEOPLES FINANCIAL SERVICES CORP.

By:  /s/ John W. Ord
      John W. Ord
        President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement on Form S-3 has been signed below by the following persons in the capacities as of the dates indicated.

Signature      Title       Date

/s/ John W. Ord                     President and Chief          May 3, 2005
John W. Ord                           Executive Officer and
                                             Director (Principal Executive Officer)

/s/ Thomas F. Chamberlain                                  Director              May 3, 2005
Thomas F. Chamberlain

/s/ George H. Stover, Jr.                                       Director                                      May 3, 2005
George H. Stover, Jr.

/s/ Richard S. Lochen, Jr                                      Director                                       May 3, 2005
Richard S. Lochen, Jr.

/s/ Debra E. Dissinger    Executive Vice                             May 3, 2005
Debra E. Dissinger                                               President (Principal
                                                                                Financial and Accounting Officer)

/s/ Russell D. Shurtleff               Director                                     May 3, 2005
Russell D. Shurtleff

EXHIBIT INDEX

Exhibit No.       Description

4.1	Articles of Incorporation of Peoples Financial Services Corp. (incorporated herein by reference to Exhibit 3.1 of the Registration Statement on Form 10 of the Registrant filed on March 4, 1998)
4.2	Bylaws of Peoples Financial Services Corp. (incorporated herein by reference to Exhibit 3.2 on Form 10Q filed with the U.S. Securities and Exchange Commission on November 8, 2004
5	Opinion of Rhoads & Sinon LLP re: legality of common stock being registered
23.1	Consent of Rhoads & Sinon LLP (included at Exhibit 5 of this Registration Statement)
23.2	Consent of Beard Miller Company LLP
99.1	Letter to Shareholders

EXHIBIT 5

April 29, 2005

Peoples Financial Services Corp.
P.O. Box A
Hallstead, PA 18822

Re: Peoples Financial Services Corp.
Post-Effective Amendment No. 1
Registration Statement on Form S-3

Ladies and Gentlemen:

In connection with the above-referenced registration statement pertaining to the Corporation’s Shareholder Automatic Dividend Reinvestment and Stock Purchase Plan (the “Plan”), we have acted as Special Counsel to the Corporation, and have examined all documents, transactions and questions of law which we have deemed necessary and appropriate for purposes of rendering the following opinion.

Based on our examination, it is our opinion that when Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 becomes effective under the Securities Act of 1933, those shares of $2.00 par value common stock of the Corporation issued or distributed thereunder and paid for in accordance with the terms of the Plan will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the reference to our firm and to this opinion appearing in the prospectus filed as part of the registration statement on Form S-3 as well as any amendments or supplements thereto, and we further consent to the use of this opinion as an exhibit to the registration statement.

Very truly yours,

RHOADS & SINON LLP

/s/ Rhoads & Sinon LLP

EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Post-Effective Amendment No. 1 to Form S-3, No. 333-84169) and related Prospectus of Peoples Financial Services Corp. pertaining to the Peoples Financial Services Corp Shareholder Automatic Dividend Reinvestment and Stock Purchase Plan, and to the incorporation by reference therein of our report dated February 25, 2005, with respect to the consolidated financial statements of Peoples Financial Services Corp. and our report dated April 20, 2005, relating to the effectiveness of Peoples Financial Services Corp.'s internal control over financial reporting incorporated by reference in its Annual Report (on Form 10-K and 10-K/A) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Beard Miller Company LLP

Allentown, Pennsylvania
April 29, 2005

EXHIBIT 99.1

May 1, 2005

Peoples Financial Service Corp. is pleased to announce Voluntary Cash Payments, made through our Dividend Reinvestment Plan, will now be invested MONTHLY instead of quarterly.

Revised features include:

➢	Monthly cash minimum - $100

➢	Monthly cash maximum - $850

➢	Cash payments received by American Stock Transfer & Trust (AST) no later than the 3rd business day prior to the 15th of each month will be applied to the purchase of additional shares.

➢	Cash payments may be made online or set up for auto-draft using AST’s website .

➢	Participants are able to call AST using a dedicated toll-free number, (877) 739-9996, with any questions or to process transactions.

Please take the time to read the enclosed Plan booklet for all the complete details. We hope you will take full advantage of our Dividend Reinvestment Plan and the services provided. If you are not currently enrolled in the Plan, an enrollment form is enclosed.